Exhibit 10.2

TERMINATION OF SPLIT DOLLAR AGREEMENT

     THIS TERMINATION OF SPLIT DOLLAR AGREEMENT, entered into this 31st day of July, 2008, by and among Enzo Biochem, Inc., a New York corporation (hereinafter the “Company”), Barry W. Weiner, an individual residing in the State of New York (hereinafter referred to as the “Employee”), and Elazar Rabbani and Robert H. Cohen, as trustees of The Barry W. Weiner 1998 Irrevocable Insurance Trust For Newly Purchased Insurance, under agreement dated as of November 6, 1998 (hereinafter the “Owner”).

     WITNESSETH THAT:

     WHEREAS, the Employee is employed by the Company; and

     WHEREAS, the Owner is the owner of a policy or policies of life insurance insuring the life of Employee (hereinafter referred to individually as a “Policy” and collectively as the “Policies”)

     WHEREAS, as of November 6, 1998, the Company and Owner entered into a Split Dollar Agreement (hereinafter referred to as the “SDA”) whereby Company agreed to pay a portion of the premiums due under the Policies; and

     WHEREAS, the Company had the Policies collaterally assigned to it by the Owner in order to secure the repayment of amounts that the Company paid toward the premiums on the Policies; and

     WHEREAS, the Owner retained all other ownership rights in the Policies; and

     WHEREAS, on June 29, 2002, the Company and Owner entered into an amendment to the SDA reflecting a change in the Policies; and

     WHEREAS, on June 30, 2008, pursuant to Article IX of the SDA, the Owner provided notice to the Company of its intent to terminate the SDA as to all Policies currently owned by the Owner; and

     WHEREAS, the Owner has agreed to pay the Company One Hundred Eighty Thousand Four Hundred Ninety-Five Dollars and Ninety-Eight Cents ($180,495.98), no later than July 31, 2008, as reimbursement for the premiums paid by the Company on the Policies; and

     WHEREAS, in anticipation of the Owner’s reimbursement of the premiums on the Policies paid by the Company, the Company has released all of its rights under the collateral assignment of the Policies;

     NOW THEREFORE, in consideration of the reimbursement of the Policy premiums, the release of the collateral assignment and the mutual promises contained herein, the parties hereto agree as follows:

     1.      Ownership of Policies.

             The Owner shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies.

     2.     Reimbursement of Premiums Advanced by Company.

             On this same day, the Owner has agreed to pay the Company One Hundred Eighty Thousand Four Hundred Ninety-Five Dollars and Ninety-Eight Cents ($180,495.98), no later than July 31, 2008, as reimbursement to the Company in full satisfaction of all premiums paid by the Company on the Policies

     3.     Release of Collateral Assignment.

             The Company executed on this same day a Release of Collateral Assignment that confirmed that the liabilities for which the Policies were assigned and held as collateral security were fully satisfied this same day. The Company released all interests in the Policies to the Owner.

     4.     Collection of Death Proceeds.

             (a) Upon the death of the Employee, the beneficiary or beneficiaries designated by the Owner shall collect the death benefits provided under the Policies.

             (b) Upon the death of the Employee, the Company shall have no right whatsoever to receive any portion of the death benefit payable under any Policy. The entire death benefit provided under each Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Owner, in the manner and in the amount or amounts provided in the beneficiary designation provision of each Policy.

     5.      Insurer Not a Party. The Insurer shall be fully discharged from its obligations under the Policies by payment of the death benefits under the Policies to the beneficiary or beneficiaries named in the Policies, subject to the terms and conditions of the Policies. In no event shall the Insurer be considered a party to this Agreement, or any modifications or amendments hereof. No provision of this Agreement, nor of any modifications or amendments hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policies, except insofar as the provisions hereof are made a part of the Policies by the prior-executed Collateral Assignments which now have been released on this same day, and will be filed with the Insurer in connection herewith.

     6.      Amendment. This Termination Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns.

     7.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, the surviving entity as a result of a merger or other acquisition of the Company), and the Employee, his successors, assigns, heirs, executors, administrators and beneficiaries.

     8.      Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

     9.      Arbitration. All claims, disputes or other matters in question arising out of this Agreement shall be determined by arbitration which, unless the parties mutually agree otherwise, shall be determined by and in accordance with the Commercial Rules of the American Arbitration Association.

     10.      Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

COMPANY

ATTEST:	ENZO BIOCHEM, INC.
/s/	By:	/s/ Elazar Rabbani
	Name:	Elazar Rabbani
___________, ______________________ (Title)	Title:	CEO

EMPLOYEE

WITNESS:

/s/	/s/ Barry W. Weiner
Barry W. Weiner

OWNER

WITNESS:	Elazar Rabbani, Trustee of the Barry W. Weiner
1998 Irrevocable Insurance Trust For Newly
Purchased Insurance (u/t/a/ dated 11/6/98)

/s/	/s/ Elazar Rabbani
Elazar Rabbani

WITNESS:	Robert H. Cohen, Trustee of the Barry W. Weiner
1998 Irrevocable Insurance Trust For Newly
Purchased Insurance (u/t/a/ dated 11/6/98)

/s/	/s/ Robert H. Cohen
Robert H. Cohen